                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                  I-Many, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    44973Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 13, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        / /       Rule 13d-1(b)

        / /       Rule 13d-1(c)

        /X/       Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 44973Q103

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners II, L.P.

--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)   X

                  (b)

--------------------------------------------------------------------------------

         3.       SEC Use Only
--------------------------------------------------------------------------------

         4.       Citizenship or Place of Organization: Insight Capital
                  Partners II, L.P. is organized under the laws of the State of Delaware.
--------------------------------------------------------------------------------

                      5.   Sole Voting Power           2,726,494
 Number of           -----------------------------------------------------------
 Shares Bene-
 ficially Owned by    6.   Shared Voting Power         3,778,019
 Each Reporting      -----------------------------------------------------------
 Person With:
                      7.   Sole Dispositive Power      2,726,494
                     -----------------------------------------------------------

                      8.   Shared Dispositive Power    3,778,019
--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
              3,778,019
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (11) 11.9%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------










--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners (Cayman) II, L.P.

--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)   X

                  (b)

--------------------------------------------------------------------------------

         3.       SEC Use Only

--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization: Insight Capital Partners (Cayman) II, L.P. is organized under the laws of the Cayman Islands
--------------------------------------------------------------------------------

                      5.   Sole Voting Power           302,944
 Number of           -----------------------------------------------------------
 Shares Bene-
 ficially Owned by    6.   Shared Voting Power         3,778,019
 Each Reporting      -----------------------------------------------------------
 Person With:
                      7.   Sole Dispositive Power      302,944
                     -----------------------------------------------------------

                      8.   Shared Dispositive Power    3,778,019
--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
              3,778,019
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (11) 11.9%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------












--------------------------------------------------------------------------------

CUSIP No. 44973Q103

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners III, L.P.

--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)   X

                  (b)

--------------------------------------------------------------------------------

         3.       SEC Use Only
--------------------------------------------------------------------------------

         4.       Citizenship or Place of Organization: Insight Capital
                  Partners III, L.P. is organized under the laws of the State of Delaware
--------------------------------------------------------------------------------

                      5.   Sole Voting Power           526,057
 Number of           -----------------------------------------------------------
 Shares Bene-
 ficially Owned by    6.   Shared Voting Power         3,778,019
 Each Reporting      -----------------------------------------------------------
 Person With:
                      7.   Sole Dispositive Power      526,057
                     -----------------------------------------------------------

                      8.   Shared Dispositive Power    3,778,019
--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
              3,778,019
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (11) 11.9%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------












--------------------------------------------------------------------------------

CUSIP No. 44973Q103

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners (Cayman) III, L.P.

--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)   X

                  (b)

--------------------------------------------------------------------------------

         3.       SEC Use Only
--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization: Insight Capital Partners (Cayman) III, L.P. is organized under the laws of the Cayman Islands
--------------------------------------------------------------------------------

                      5.   Sole Voting Power           130,314
 Number of           -----------------------------------------------------------
 Shares Bene-
 ficially Owned by    6.   Shared Voting Power         3,778,019
 Each Reporting      -----------------------------------------------------------
 Person With:
                      7.   Sole Dispositive Power      130,314
                     -----------------------------------------------------------

                      8.   Shared Dispositive Power    3,778,019
--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
              3,778,019
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (11) 11.9%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------













--------------------------------------------------------------------------------

CUSIP No. 44973Q103

--------------------------------------------------------------------------------
         1.       Names of Reporting Persons.
                  I.R.S. Identification Nos. of above persons (entities only).

         Insight Capital Partners III-CoInvestors, L.P.

--------------------------------------------------------------------------------
         2.       Check the Appropriate Box if a Member of a Group (See
                  Instructions)

                  (a)   X

                  (b)

--------------------------------------------------------------------------------

         3.       SEC Use Only
--------------------------------------------------------------------------------

         4. Citizenship or Place of Organization: Insight Capital Partners III-CoInvestors, L.P. is organized under the laws of the State of Delaware
--------------------------------------------------------------------------------

                      5.   Sole Voting Power           92,120
 Number of           -----------------------------------------------------------
 Shares Bene-
 ficially Owned by    6.   Shared Voting Power         3,778,019
 Each Reporting      -----------------------------------------------------------
 Person With:
                      7.   Sole Dispositive Power      92,120
                     -----------------------------------------------------------

                      8.   Shared Dispositive Power    3,778,019
--------------------------------------------------------------------------------

         9.   Aggregate Amount Beneficially Owned by Each Reporting Person
              3,778,019
--------------------------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

         11.  Percent of Class Represented by Amount in Row (11) 11.9%
--------------------------------------------------------------------------------

         12.  Type of Reporting Person (See Instructions)   PN
--------------------------------------------------------------------------------













--------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer:

         I-Many, Inc.

         Address of Issuer's Principal Executives Offices:
         537 Congress Street, 5th Floor, Portland, Maine 04101-3353

Item 2.

     (a) Name of Person Filing:

         Insight Capital Partners II, L.P.
         Insight Capital Partners (Cayman) II, L.P.
         Insight Capital Partners III, L.P.
         Insight Capital Partners III-CoInvestors, L.P.
         Insight Capital Partners (Cayman) III, L.P.

     (b) Address of Principal Office, or if none, Residence:

         527 Madison Avenue, 10th Floor, New York, NY 10022

     (c) Citizenship:

         Delaware

     (d) Title and Class of Securities (of Issuer):

         Common Stock

     (e) CUSIP Number:

         44973Q103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or ss.ss.240.13d-2(b) or (c), check whether the person filing is a:

         N/A

Item 4. Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount Beneficially Owned:

         Insight Capital Partners II, L.P.:                   2,726,494 (as of February 12, 2001)
         Insight Capital Partners (Cayman) II, L.P.:          302,944 (as of February 12, 2001)
         Insight Capital Partners III, L.P.:                  526,057 (as of February 12, 2001)
         Insight Capital Partners III-CoInvestors, L.P.       92,210 (as of February 12, 2001)
         Insight Capital Partners (Cayman) III, L.P.:         130,314 (as of February 12, 2001)

     (b) Percentage of Class:

         Insight Capital Partners II, L.P.:                   8.5% (as of February 12, 2001)
         Insight Capital Partners (Cayman) II, L.P.:          .9% (as of February 12, 2001)
         Insight Capital Partners III, L.P.:                  1.6% (as of February 12, 2001)
         Insight Capital Partners III-CoInvestors, L.P.       .3% (as of February 12, 2001)
         Insight Capital Partners (Cayman) III, L.P.:         .4% (as of February 12, 2001)

         Aggregate: 11.9% (as of February 12, 2001)

     (c) Number of shares as to which such person has:

           (i)    Insight Capital Partners II, L.P.:                   2,726,494
                  Insight Capital Partners (Cayman) II, L.P.:            302,944
                  Insight Capital Partners III, L.P.:                    526,057
                  Insight Capital Partners III-CoInvestors, L.P.          92,210
                  Insight Capital Partners (Cayman) III, L.P.:           130,314


           (ii)   Insight Capital Partners II, L.P.:                   3,778,019
                  Insight Capital Partners (Cayman) II, L.P.:          3,778,019
                  Insight Capital Partners III, L.P.:                  3,778,019
                  Insight Capital Partners III-CoInvestors, L.P.       3,778,019
                  Insight Capital Partners (Cayman) III, L.P.:         3,778,019

           (iii)  Insight Capital Partners II, L.P.:                   2,726,494
                  Insight Capital Partners (Cayman) II, L.P.:            302,944
                  Insight Capital Partners III, L.P.:                    526,057
                  Insight Capital Partners III-CoInvestors, L.P.          92,210
                  Insight Capital Partners (Cayman) III, L.P.:           130,314

           (iv)   Insight Capital Partners II, L.P.:                   3,778,019
                  Insight Capital Partners (Cayman) II, L.P.:          3,778,019
                  Insight Capital Partners III, L.P.:                  3,778,019
                  Insight Capital Partners III-CoInvestors, L.P.       3,778,019
                  Insight Capital Partners (Cayman) III, L.P.:         3,778,019



Item 5. Ownership of Five Percent or Less of a Class

         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8. Identification and Classification of Members of the Group

         See exhibit 8 attached.

Item 9. Notice of Dissolution of Group

         N/A

Item 10. Certification

         N/A

                                    EXHIBIT 8

Item 2.  Identity and Background.

         This statement is being filed by Insight Capital Partners II, L.P. a Delaware limited partnership (hereinafter referred to as "Capital Partners II"), Insight Capital Partners (Cayman) II, L.P., a Cayman Islands limited partnership (hereinafter referred to as "Cayman Partners II"), Insight Capital Partners
III, L.P., a Delaware limited partnership (hereinafter referred to as "Capital Partners III"), Insight Capital Partners III-CoInvestors, L.P., a Delaware limited partnership (hereinafter referred to as "CoInvestor Partners") and Insight Capital Partners (Cayman) III, L.P., a Cayman Islands limited partnership (hereinafter referred to as "Cayman Partners III"), each of whose principal office is located at c/o Insight Capital Partners III, L.P., 527 Madison Avenue, 10th Floor, New York, New York, 10022. Each of Capital Partners II, Cayman Partners II, Capital Partners III, CoInvestor Partners and Cayman Partners III is engaged in the venture capital business.

         InSight Venture Associates II, LLC, a Delaware limited liability company (hereinafter referred to as "Venture Associates II") is the sole general partner of each of Capital Partners II and Cayman Partners II, and as such may be deemed to be the beneficial owner of all shares held by Capital Partners II and Cayman Partners II. InSight Venture Associates III, LLC, a Delaware limited liability company (hereinafter referred to as "Venture Associates III") is the sole general partner of each of Capital Partners III, CoInvestor Partners and Cayman Partners III, and as such may be deemed to be the beneficial owner of all shares held by Capital Partners III, CoInvestor Partners and Cayman Partners
III. The managing members of Venture Associates II are Jeffrey Horing and Jerry Murdock, and as such may be deemed to be the beneficial owners of all the shares held by Capital Partners II and Cayman Partners II. The managing members of Venture Associates III are William Doyle, Deven Parekh, Jeffrey Horing, Peter Sobiloff, Jerry Murdock and Roel Pieper, and as such may be deemed to be the beneficial owners of all the shares held by Capital Partners III, CoInvestor Partners and Cayman Partners III. Jeffrey Horing, Jerry Murdock and Roel Pieper are the designated members of Venture Associates III and the ultimate controlling persons of Venture Associates III.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    INSIGHT CAPITAL PARTNERS II, L.P.

                                    By:  Insight Venture Associates II, LLC,
                                         its general partner

                                    By: /s/     Jeffrey Horing
                                        ----------------------------------------


                                    Name:    Jeffrey Horing

                                    Title:   Managing Member, Insight Venture
                                             Associates II, LLC

                                    Date:    February 12, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    INSIGHT CAPITAL PARTNERS (CAYMAN) II, L.P.



                                    By:  Insight Venture Associates II, LLC,
                                         its general partner

                                    By: /s/     Jeffrey Horing
                                        ----------------------------------------


                                    Name:    Jeffrey Horing

                                    Title:   Managing Member, Insight Venture
                                             Associates II, LLC

                                    Date:    February 12, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    INSIGHT CAPITAL PARTNERS III, L.P.

                                    By:  Insight Venture Associates III, LLC,
                                         its general partner



                                    By: /s/     Jeffrey Horing
                                        ----------------------------------------

                                    Name:    Jeffrey Horing

                                    Title:   Managing Member, Insight Venture
                                             Associates III, LLC

                                    Date:    February 12, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    INSIGHT CAPITAL PARTNERS III -
                                    COINVESTORS, L.P.



                                    By:  Insight Venture Associates III, LLC,
                                         its general partner





                                    By:  /s/     Jeffrey Horing
                                         ---------------------------------------

                                    Name:    Jeffrey Horing

                                    Title:   Managing Member, Insight Venture
                                             Associates III, LLC

                                    Date:    February 12, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.



                                    By:  Insight Venture Associates III, LLC,
                                         its general partner





                                    By:  /s/     Jeffrey Horing
                                         ---------------------------------------

                                    Name:    Jeffrey Horing

                                    Title:   Managing Member, Insight Venture
                                             Associates III, LLC

                                    Date:    February 12, 2001